EXHIBIT 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into as of the 13th day of September, 2013, between Rentrak Corporation, an Oregon corporation ("Rentrak"), having its principal place of business at 7700 NE Ambassador Place, Third Floor, Portland, Oregon 97220, and David Boylan, an individual ("Consultant").
RECITALS
A.    Rentrak desires to obtain the services of Consultant as an independent contractor to perform certain services;
B.    Consultant desires to provide such services as an independent contractor to Rentrak on the terms and conditions contained herein; and
C.    Consultant represents that he possesses the requisite specialized and professional skills for the performance of the services set forth below.
In consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, receipt of which each of the parties hereto acknowledges, Consultant and Rentrak hereby agree as follows:
A G R E E M E N T

1.	Services of Consultant
1.1    Obligations. During the Consulting Period (defined below), Consultant shall perform, as an independent contractor, the services to be agreed upon between Rentrak and Consultant and approved by Rentrak’s Board of Directors (the "Services").
1.2    Consulting Period. Rentrak hereby retains Consultant, and Consultant hereby agrees to perform the Services for Rentrak, during the period (the "Consulting Period") beginning as of the date of this Agreement and ending June 30, 2014; provided, however, that the Consulting Period will automatically renew for a one year period unless either party gives the other party notice of its intent to terminate at least thirty (30) days prior to the end of the then-existing period or Consultant no longer serves as a member of Rentrak’s Board of Directors as of the end of the then-existing period. Rentrak may terminate this Agreement, with or without cause, at any time, on thirty (30) days' prior written notice to Consultant. Consultant may terminate this Agreement, with or without cause, at any time, on thirty (30) days’ prior written notice to Rentrak. Upon termination of this Agreement, Consultant shall promptly deliver to Rentrak all works in progress, interim works, completed works, and other Work Product in its then existing condition.
1.3    Compensation. During the Consulting Period, Rentrak shall pay Consultant for the Services at the rate of $7,000 per month. Upon termination of this Agreement for any reason, Consultant will be paid on a pro rated basis for Services actually rendered prior to termination and reimburse expenses as set forth in Section 1.4. Rentrak and Consultant agree that Rentrak is not required to deduct from Consultant's compensation any withholding or other taxes, and that Consultant shall be liable for all such taxes, if any. By June of each year, the Compensation Committee of the Board of Directors will evaluate the performance of Consultant and determine, in its sole discretion, whether it will recommend to the Board of Directors that Rentrak pay an incentive award to Consultant.
1.4    Reimbursement of Expenses. Rentrak shall reimburse Consultant for reasonable expenses incurred by Consultant in connection with the performance of the Services hereunder; provided, any such expense shall be reimbursable only to the extent that such expense shall have been approved in writing by Rentrak prior to Consultant's having incurred such expense, and provided further that Contractor has furnished such documentation for such expense as Rentrak may reasonably request.
1.5    Payments. Consultant shall send invoices to Rentrak on or before the fifth day of each month for Services performed during the preceding month. Payment of compensation and reimbursement hereunder shall be made by Rentrak to Consultant within thirty (30) days after receipt by Rentrak of an invoice (and such progress reports, work product and other written reports documenting the Services rendered as Rentrak shall reasonably request from time to time) furnished by Consultant specifying (i) the Services rendered during the invoiced period, (ii) the date(s) and place(s) such Services were rendered and (iii) reimbursable expenses incurred and any documentation for such expenses as Rentrak may reasonably request.
1.6    Nonexclusivity. Subject to Sections 3, 4 and 5, Consultant and Rentrak agree that Consultant may render services to persons or entities other than Rentrak during the Consulting Period; provided, however, Consultant acknowledges and agrees that he shall not undertake to render any such services to third parties which would impair timely performance of his obligations to Rentrak under this Agreement.

2.	Independent Contractor
In performing the services under this Agreement, Consultant shall act as and be an independent contractor (and not an employee of Rentrak) and, except as provided in Section 1.4 above, Consultant shall be solely liable for all his expenses and labor in connection therewith. Consultant agrees to take or forbear from taking all such action as may be necessary or appropriate to establish and maintain his status as an independent contractor. Neither party shall be deemed an agent, partner, joint venturer, or related entity of the other by reason of this Agreement.

3.	Noncompete
Consultant covenants that during the Consulting Period and for the next three years following termination of the Consulting Period, Consultant will not directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, partner or in any other personal or representative capacity whatsoever, engage in, or assist any person to engage in, any aspect of any of Rentrak 's businesses as they exist during the Consulting Period or at the termination of the Consulting Period, and shall not solicit, serve, divert, or assist any other person in so soliciting, serving or diverting, any customer of Rentrak, and shall not employ any of the then or former employees of Rentrak, or induce any such employee to terminate his or her employment with Rentrak. The covenants contained in this Section 3 are intended to be a series of separate covenants, one set for each state or foreign country in which, as of the commencement of the Consulting Period, Rentrak shall be engaged in any definable business in which Consultant shall have been involved, and a separate set for every other state or foreign country in which Rentrak shall be engaged in any of such business in which Consultant shall have been involved on any date or during any period during the Consulting Period. Consultant agrees that the restraints imposed in this Section 3 are necessary for the reasonable and proper protection of Rentrak and that each and every one of the restraints is reasonable in terms of duration and geographic scope.

4.	Confidential Information
4.1    Acknowledgment. Consultant acknowledges that, during the course of rendering the consulting services to Rentrak hereunder, Consultant may acquire Proprietary Information and Trade Secrets (as hereinafter defined) of Rentrak. For purposes of this Agreement:
a.    "Proprietary Information" shall mean all unpublished materials and information created, discovered, owned, controlled or otherwise known by Rentrak relating to the products, future products, business or activities of Rentrak, including, but not limited to: financial information, data or statements; agreements; Trade Secrets (as hereinafter defined); product research and development; existing and future product plans, designs and schematics; client lists; computer data, documentation, algorithms, processes and know-how (whether or not reduced to writing and whether or not patentable or copyrightable); and business and marketing plans and strategies, pricing policies, cost and profit information, supplier identities and the like, whether disclosed orally, in writing, or by inspection. Proprietary Information shall also include all other materials and information which have been clearly marked or specifically identified as Proprietary Information, Trade Secrets or confidential information prior to delivery.
Subject to the provisions of Section 5 of this Agreement, the term "Proprietary Information" shall not include any information which:
(i) is now generally known or available or which hereafter through no act or failure on the part of Consultant becomes generally known or available;
(ii) is legally known to Consultant at the time of receipt of such information as demonstrated by written documentation bearing a date prior to the date of receipt of such information;

(iii) is hereafter furnished to Consultant by a third party without restriction on disclosure, where such third party legally obtained such information and the right to disclose it to Consultant; or
(iv) is developed by Consultant independently of any of his obligations under the Agreement and without violation of any legal rights which Rentrak may have in such information.
b.    "Trade Secrets" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement which is secret and is not generally available to the public, which Rentrak considers confidential, and which gives the one who uses it an advantage over competitors who do not know of or use the Trade Secret. The term "Trade Secret" may include, without limitation, information relating to any computer program listings, source code or object code, computer (hardware and software) design or architecture, or other information relating to programs or products now existing or currently under design or development.
4.2    Ownership. Consultant agrees that all Trade Secrets and Proprietary Information of which Consultant may acquire knowledge are the sole and exclusive property of Rentrak, and that Rentrak shall retain all right, title and interest to the Trade Secrets and Proprietary Information. Consultant further agrees that he has no right to use Proprietary Information or Trade Secrets during or after the Consulting Period.
4.3    Nondisclosure. Consultant agrees to hold the Proprietary Information and Trade Secrets in strict confidence. Consultant also agrees to employ all reasonable measures to prevent the unauthorized use of the Proprietary Information and Trade Secrets.
Consultant agrees that, in the event that he is served with a subpoena or other compulsory judicial or administrative process calling for production of Trade Secrets or Proprietary Information, Consultant will immediately notify Rentrak in order that Rentrak may take such action as Rentrak deems necessary to protect its interests.
Consultant agrees that, in the event that he has any doubt as to whether certain information constitutes Proprietary Information or Trade Secrets, Consultant will hold the information in the strictest confidence and otherwise treat the information as if it were Proprietary Information or Trade Secrets.
4.4    Return. Within ten (10) days following the end of the Consulting Period, Consultant shall return any and all notes, diagrams, documents, papers and other materials consisting of or relating to the Proprietary Information or Trade Secrets, and all copies thereof which are then in Consultant’s (or Consultant’s agent's) possession or control.

5.	Rights in Products of Consulting Services
5.1    Ownership. Consultant agrees that any invention, materials, computer software, documentation or other copyrightable work or patentable inventions, formulae, processes or techniques which he develops as part of his consulting services under this Agreement ("Works"), and all intermediate and partial versions thereof, as well as all program materials, flow charts, notes, outlines and the like created in connection therewith (collectively, "Work Product"), and any formulas, processes and other information not generally known to the public (whether or not protected by copyright or patent) and developed or generated by Consultant in the course of developing the Works ("Related Information"), shall, upon their fixation in a tangible medium of expression (in the case of copyrightable works) or creation (in the case of noncopyrightable works), be assigned to and constitute Proprietary Information and Trade Secrets of Rentrak and, therefore, shall be the sole property of Rentrak as provided in, and subject to the provisions of, Section 4.
5.2    Assignment. Consultant hereby assigns to Rentrak the sole and exclusive right, title and interest in and to all such Works, and all copies of any of them, without further consideration, and agrees to assist Rentrak to register, and from time to time to enforce, all patents, copyrights and other rights and protections relating to the Works, Work Product and Related Information in any and all countries. To that end, Consultant agrees to execute and deliver all documents requested by Rentrak in connection therewith, and irrevocably designates and appoints Rentrak Consultant’s agent and attorney-in-fact to act for and in his behalf and stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Consultant.
5.3    Nonexclusive License. In the event (and to the extent) that the Works, Work Product or Related Information contain any items or elements which may be subject to preexisting proprietary rights of Consultant, Consultant hereby grants to Rentrak an irrevocable, perpetual, nonexclusive, royalty-free, worldwide license to (a) use, execute, reproduce, display, perform, distribute copies of, modify and prepare derivative works based on such preexisting rights and (b) authorize others to do any of the foregoing. Consultant represents and warrants that (i) Consultant is the sole and absolute owner of any such items or elements contained in the Works, Work Product or Related Information that is licensed hereunder to Rentrak (collectively, "Licensed Works"), (ii) the Licensed Items do not infringe on any third party's proprietary rights (including, without limitation, rights of patent and copyright) and (iii) Rentrak's exercise of its rights under the license granted hereunder shall not infringe upon any third party's proprietary rights (including, without limitation, rights of patent and copyright).

6.	Indemnification
Consultant hereby agrees to indemnify and hold harmless Rentrak and its directors, officers, agents and employees from and against all claims, demands and causes of action (including, without limitation, attorneys' fees, court costs and other liabilities) arising out of or in connection with Consultant's actions. Nothing in this Section imposes on Consultant the obligation to indemnify Rentrak with respect to any damages resulting solely from Rentrak's intentional misconduct or gross negligence.

7.	Representations and Warranties of Consultant
Consultant represents and warrants to Rentrak that: (i) the Services will be performed in a professional and skillful manner, in accordance with commercially reasonable industry practices, and in accordance with this Agreement; (ii) any deliverables due as a result of performance of the Services will be free from defects, errors and omissions; (iii) no Services or deliverables will infringe, misappropriate or violate any intellectual property rights of any third party; and (iv) Consultant has the right, power and authority to enter into and perform his obligations under this Agreement.
Without limiting Rentrak's other available remedies for breach of this Section 7, in the event of any noncompliance with any of the warranties set forth in this Section, Consultant will promptly correct such noncompliance, remedy any damage resulting from the noncompliance and bear all costs incidental to such noncompliance, correction and remedying.

8.	General Provisions
8.1    No Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.
8.2    Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by facsimile; electronic mail; or personally. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

Consultant:	David Boylan
10393 Harrier St.
Plantation, FL 33324
ddboylan@gmail.com
Facsimile: _________________

Rentrak:	David Chemerow
COO/CFO
7700 NE Ambassador Place
    Portland, OR 97210
        dchemerow@rentrak.com
Facsimile: (866) 656-7413
8.3    Integration; Amendment. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing executed by the parties.
8.4    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable, such obligations shall be enforceable within whatever terms a court of competent jurisdiction shall deem allowable by law.
8.5    Assignment. Consultant shall not assign, sell, subcontract, delegate or otherwise transfer Consultant’s rights or obligations under this Agreement without the prior written consent of Rentrak, and any attempted assignment or delegation shall be void and without effect.
8.6    Successors. This Agreement shall inure to the benefit of the successors and assigns of Rentrak as if such Agreement had been originally negotiated and entered into by and between Consultant and any such successor or assign.
8.7    Governing Law, Service or Process and Venue. The parties hereto intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts made and wholly performed within Oregon by persons domiciled in Oregon. The parties hereto each consent to the venue and jurisdiction of any state or federal court located in Multnomah County, Oregon. Each party agrees that service of process may be made upon it wherever it can be located or by certified mail directed to its address for notices under this Agreement. This provision is permissive, not mandatory, and each party reserves the right to bring any action, proceeding, or other matter arising directly or indirectly hereunder against the other party wherever they might be found or might otherwise be subject to jurisdiction.
8.8    Injunctive Relief. Consultant acknowledges that protection of Rentrak's Proprietary Information and Trade Secrets is important to Rentrak’s future prospects for growth and business development. Consultant acknowledges that Rentrak may not have an adequate remedy at law in the event of any breach or threatened breach by Consultant of any provision of Sections 3, 4 or 5, and that Rentrak may suffer irreparable damage and injury as a result. Accordingly, in the event of any such breach or threatened breach, Consultant hereby consents to the granting of injunctive relief against Consultant by any court of competent jurisdiction without the posting by Rentrak of any bond or other security therefor, and Consultant further agrees not to raise as a defense the availability of monetary damages as a remedy.
8.9    Attorneys' Fees and Court Costs. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorney fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding.
8.10    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.
8.11    Incorporation of Exhibits. All exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement.
8.12    Headings. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.
8.13    Survival. All rights and obligations shall cease upon termination of this Agreement, except for the rights and obligations set forth in or arising out of Sections 1.2, 3, 4, 5, 6, 7 and 8, which shall survive the termination of this Agreement forever.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RENTRAK CORPORATION
By:	/s/ David I Chemerow
Title:	COO/CFO

DAVID BOYLAN
/s/ David Boylan